UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2007

THE DUN & BRADSTREET CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-15967	22-3725387
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

103 JFK Parkway, Short Hills, New Jersey	07078
(Address of principal executive offices)	(Zip Code)

(973) 921-5500

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

PURPOSE OF FILING

The purpose of this filing is to report to you that: (i) we have announced our 2007 financial guidance; (ii) we have reaffirmed our 2006 full-year financial guidance; and (iii) we have taken certain actions with respect to our 2007 Financial Flexibility Program.

( i )

Item 2.02. Results of Operations and Financial Condition.

On January 9, 2007, we issued a press release confirming that we expect to meet our most recently disclosed financial guidance for 2006, issued as part of our third quarter 2006 earnings release, based on preliminary 2006 results. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated in this Item 2.02 by reference.

Item 2.05 Costs Associated with Exit or Disposal Activities.

An integral component of our Blueprint for Growth strategy is creating financial flexibility to fund investments for growth and to create shareholder value.

Through our Financial Flexibility Program, we continually and systematically seek ways to improve our performance in terms of quality and cost. Specifically, we seek to eliminate, standardize, consolidate and automate our business functions. As a part of each program, we have incurred a restructuring charge, which generally consists of, among other things, employee severance and termination costs. We also have incurred transition costs, which generally consist of other costs necessary to accomplish the process changes such as consulting fees, cost of temporary workers, relocation costs and stay bonuses.

Our 2007 Financial Flexibility Program is designed to significantly reduce the complexity of our business, a process that we anticipate continuing over the next several years. Specifically, in 2007, we will begin addressing complexity reduction and create financial flexibility through several initiatives including the following:

•	Organizational Design: this initiative is intended to improve the efficiency of how we are organized and how we operate as a business by addressing spans of control, organizational layers and the effectiveness of leadership processes;

•	Product and Technology Complexity: this initiative is intended to simplify our product and technology environment by reducing product complexity and proliferation as well as eliminating and consolidating systems and technology infrastructure;

•	Sales Force Effectiveness: this initiative is intended to improve our sales force tools, reduce the non-selling time of our sales force and enhance our new customer acquisition activities; and

•	Other Efficiency Measures: this initiative is intended to improve the operating efficiencies of our facilities, reduce our purchasing costs and simplify our data collection and product delivery.

On an annualized basis, the actions under our 2007 Financial Flexibility Program are expected to create $80 million to $85 million of financial flexibility, of which approximately $60 million to $65 million will be generated in 2007, before any transition costs and restructuring charges and before any reallocation of savings generated by the initiatives. We expect all actions under our 2007 program to be completed by December 2007. To implement these initiatives, we expect to incur transition costs of approximately $13 million to $15 million.

In addition, we expect to incur non-core charges totaling $30 million to $35 million pre-tax, of which $27 million to $32 million relate to severance, approximately $1 million relates to lease termination obligations and approximately $2 million relate to other exit costs in 2007.

Approximately $42 million to $49 million of these transition costs and restructuring charges are expected to result in cash expenditures. As a result of this re-engineering program, we expect that approximately 400 positions will be eliminated globally.

Item 7.01 Regulation FD Disclosure.

On January 9, 2007, we issued a press release announcing our 2007 full-year financial guidance. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated in this Item 7.01 by reference.

Item 9.01. Financial Statements and Exhibits.

    (d) Exhibits.

Exhibit	Description
99.1	Press Release of The Dun & Bradstreet Corporation, dated January 9, 2007 (furnished pursuant to Item 2.02 and Item 7.01).

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Dun & Bradstreet Corporation

By:	/s/ David J. Lewinter
David J. Lewinter
Senior Vice President – General Counsel,
Corporate Secretary & Global Reengineering

DATE: January 9, 2007